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                       June 2, 2023

       Michelle Gilson
       Chief Financial Officer
       Arcellx, Inc.
       25 West Watkins Mill Road, Suite A
       Gaithersburg, MD 20878

                                                        Re: Arcellx, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 29,
2023
                                                            File No. 001-41259

       Dear Michelle Gilson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences